QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Valero L.P. for the registration of common units representing limited partner interests and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of Valero L.P. and subsidiaries as of and for the years ended December 31, 2003 and 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
November 19, 2004

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM